Registration No. 333-182576

Registration No. 333-165086

Registration No. 333-151026

Registration No. 333-143491

Registration No. 333-131834

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-182576

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-165086

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-151026

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-143491

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-131834

MORGANS HOTEL GROUP CO.

(Exact name of registrant as specified in its charter)

Delaware	16-1736884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

475 Tenth Avenue New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan

Morgans Hotel Group Co. 2007 Omnibus Incentive Plan

Morgans Hotel Group Co. 2006 Omnibus Stock Incentive Plan

(Full title of the plan)

Richard Szymanski

Chief Financial Officer

Morgans Hotel Group Co.

475 Tenth Avenue

New York, New York 10018

(Name and address of agent for service)

(212) 277-4100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Morgans Hotel Group Co. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-182576	July 9, 2012	Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan	3,000,000

333-165086	February 26, 2010	Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan	3,000,000

333-151026	May 20, 2008	Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan	1,860,000

333-143491	June 4, 2007	Morgans Hotel Group Co. 2007 Omnibus Incentive Plan	3,250,000

333-131834	February 14, 2006	Morgans Hotel Group Co. 2006 Omnibus Stock Incentive Plan	3,500,000

On May 9, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBEEG Holdings, LLC, a Delaware limited liability company (“Trousdale”), and Trousdale Acquisition Sub Inc., a Delaware corporation (“Sub-S”) and a wholly owned subsidiary of Trousdale. Pursuant to the Merger Agreement, on November 30, 2016, Sub-S merged with and into the Company, and the Company continued as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on December 1, 2016.

MORGANS HOTEL GROUP CO.

By:	/s/ Richard Szymanski
Name:	Richard Szymanski
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.